Exhibit 99.B(h)(5)

Execution

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of June 30, 2016 by and between THE RBB FUND, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Company desires to retain USBFS to provide accounting services to each series of the Company listed on the exhibits attached hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Appointment of USBFS as Fund Accountant

The Company hereby appoints USBFS as fund accountant of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                                      Services and Duties of USBFS

USBFS shall provide the following accounting services to the Fund:

A.                                    Portfolio Accounting Services:

(1)                                 Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)                                 For each valuation date (with “valuation date” meaning the time at which a Fund’s net asset value is determined), obtain prices from a pricing source approved by the board of directors of the Company (the “Board of Directors”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

(3)                                 Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)                                 Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)                                 On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)                                 As necessary, reconcile holdings and positions of the Fund with the Fund’s custodian.

(7)                                 Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(8)                                 Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.                                    Expense Accrual and Payment Services:

(1)                                 For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

(2)                                 Process and record payments for Fund expenses upon receipt of written authorization from the Company.

(3)                                 Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Company.

(4)                                 Provide expense accrual and payment reporting.

C.                                    Fund Valuation and Financial Reporting Services:

(1)                                 Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)                                 Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)                                 Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(4)                                 Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus and statement of additional information.

(5)                                 Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.

(6)                                 Communicate to the Company, at an agreed upon time, the per share net asset value for each valuation date.

(7)                                 Report the per share net asset value for each valuation date to NASDAQ and as agreed upon with the Company.

(8)                                 Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)                                 Prepare monthly security transactions listings.

D.                                    Tax Accounting Services:

(1)                                 Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)                                 Maintain tax lot detail for each Fund’s investment portfolio.

(3)                                 Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

(4)                                 Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.                                     Compliance Control Services:

(1)                                 Support reporting to regulatory bodies and support financial statement preparation by providing accounting information as reasonably requested by the Company and making each Fund’s accounting records available to the Company, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)                                 Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)                                 Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)                                 Cooperate with the Company’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.                                      License of Data; Warranty; Termination of Rights

A.                                    The valuation information and evaluations being provided to the Company by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company.  The Company has a limited license to use the Data only for purposes necessary to valuing the Company’s assets and reporting to regulatory bodies (the “License”).  The Company does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  The Company’s right to use the Data cannot be passed to or shared with any other entity.

The Company acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.                                    THE COMPANY HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forther in Section 9 of this Agreement.

C.                                    USBFS may use different suppliers to provide Data to the Company if USBFS’ suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to the Company if USBFS reasonably believes that the Company is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Company.  USBFS will provide notice to the Company of any termination of provision of Data as soon as reasonably possible.

4.                                      Pricing of Securities

A.                                    For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Directors and apply those prices to the portfolio positions of each Fund.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

If the Company desires to provide a price that varies from the price provided by the pricing source, the Company shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.            In the event that the Company at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Company acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Company assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.  The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

5.                                      Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice by USBFS of such changes.

6.                                      Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement.

7.                                      Compensation

USBFS shall be compensated for providing the services set forth in this Agreement: (i) as of the date the conversion of the prior service provider to USBFS occurs for the funds within the Company as of June 30, 2016 and for any new funds by an existing manager to the Company as of June 30, 2016; and (ii) upon the launch of any new funds and classes by new managers to the Company that are added to the Company subsequent to June 30, 2016 in accordance with the applicable fee schedule set forth on the exhibits attached hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith.  The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.                                      Representations and Warranties

A.                                    The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.                                    USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.                                      Standard of Care; Indemnification; Limitation of Liability

A.                                    USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by any duly authorized officer of the Company (other than an officer of the Company employed by USBFS), as approved by the Board of Directors of the Company, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Company acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Company accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such) or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In order that the indemnification provisions. contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification and will keep the indemnitor advised with respect to all developments concerning such claim. The indemnitor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any claim that may be the subject of this indemnification, but if the indemnitor elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld.  In the event the indemnitor elects to assume the defense of any such suit and retain such counsel, the indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the indemnitor does not elect to assume the defense of any such suit, or in case the indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnitor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the indemnitor and the indemnitee, the indemnitor will reimburse the indemnitee for the reasonable fees and expenses of any counsel retained by them.

B.                                    The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

C.                                    If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

D.                                    The Company is a series company, and each Fund is a separate and distinct series of the Company.  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing as a result of this Agreement with respect to the Company shall be enforceable against the assets of each Fund separately, and not against the assets of the Company generally or the assets of any other Fund or portfolio or series of the Company.

10.                               Proprietary and Confidential Information

A.                                    USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders and shall comply with the Gramm-Leach-Bliley Act and any state laws concerning privacy.

B.                                    The Company, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

11.                               Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

12.                               Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

13.                               Term of Agreement; Amendment

This Agreement shall become effectiveas of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.   Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement.  Either party may terminate this Agreement after the third such breach of the same material term of this Agreement.  In addition, the Company may, at any time, immediately terminate this Agreement upon its “assignment” as defined under the1940 Act.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

14.                               Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

15.                               Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.

16.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

17.                               No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.                               Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.                               Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.                               Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Company shall be sent to:

The RBB Fund, Inc.

c/o Vigilant Compliance Services

Brandywine Two 5 Christy Drive

Suite 208

Chadds Ford, PA 19317

Attn: Salvatore Faia, JD

With copy to:

Michael P. Malloy

Drinker, Biddle & Reath, LLP

One Logan Square, Suite 2000

Philadelphia, PA, 19103

21.                               Rights and Obligations of Each Fund

No Fund shall receive any rights or have any liabilities arising from any action or inaction of any other Fund of the Company under this Agreement.

22.                               Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE RBB FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Michael R. McVoy

Name: Salvatore Faia		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

Exhibit A to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Abbey Capital Futures Strategy Fund

Exhibit B to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Altair Smaller Companies Fund

Exhibit C to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Bogle Investment Management Small Cap Growth Fund

Exhibit D to the Fund Accounting Servicing Agreement — The RBB Fund,Inc.

Fund Name

Boston Partners All-Cap Value Fund

Boston Partners Emerging Markets Long/Short Fund

Boston Partners Global Equity Fund

Boston Partners Global Long/Short Fund

Boston Partners Long/Short Equity Fund

Boston Partners Long/Short Research Fund

Boston Partners Small Cap Value II Fund

WPG Partners Small/Micro Cap Value Fund

Exhibit E to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Campbell Core Carry Fund

Campbell Core Trend Fund

Exhibit F to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Free Market Fixed Income Fund

Free Market International Equity Fund

Free Market US Equity Fund

MATSON MONEY U.S. EQUITY VI PORTFOLIO

MATSON MONEY INTERNATIONAL EQUITY VI PORTFOLIO

MATSON MONEY FIXED INCOME VI PORTFOLIO

Exhibit G to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Scotia Dynamic US Growth Fund

Exhibit H to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Name

Summit Global Investments Small Cap Low Volatility Fund

Summit Global Investments US Low Volatility Equity Fund

Exhibit I to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Accounting, Fund Administration Fee Schedules as of June 30, 2016

RBB Managers, Funds and Classes as of June 30, 2016

Annual Fee Based Upon Average Net Assets on the Fund Complex

[  ] basis points on the first $[  ]

[  ]  basis points on the balance

•                  Additional Funds:  Fee schedule above applies, subject to $[  ]  minimum (includes up to [  ]  classes per fund)

•                  Additional Classes:  $[  ]  additional base fee per class beyond the existing classes as of June 30, 2016

Services Included in Annual Fee on Complex

•                  Advisor Information Source — On-line access to portfolio management and compliance information.

•                  Daily Performance Reporting — Daily pre and post-tax fund and/or sub-advisor performance reporting.

•                  USBFS Legal Administration (e.g., registration statement update)

•                  Section 15(c) reporting

•                  Electronic Board book portal (BookMark)

Pricing Services

•                  $[  ] - Domestic Equities, Options, ADRs, Foreign Equities

•                  $[  ] - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed

•                  $[  ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield

•                  $[  ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

•                  $[  ] - Bank Loans

•                  $[  ] - Swaptions

•                  $[  ] - Credit Default Swaps

•                  $[  ]  per Month Manual Security Pricing (>[  ] per day)

Fair Value Services (Charged at the Complex Level)

•                  $[  ]  per security on the First [  ] Securities

•                  $[  ] per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

•                  $[  ] per Foreign Equity Security per [  ]

•                  $[  ]  per Domestic Equity Security per [  ]

Factor Services (security paydown factor data)

•                  $[  ]  per CMOs, Asset Backed, Mortgage Backed Security per [  ]

Third Party Administrative Data Charges (descriptive data for each security)

•                  $[  ]  per security per [  ]  for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Miscellaneous Expenses

Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services

Available but not included above are the following services — additional legal administration (e.g., subsequent new fund launch, proxy, exemptive applications, multi managed funds, expedited filings), daily compliance testing, Section 18 compliance testing, and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.

Exhibit I-1 to the Fund Accounting Servicing Agreement — The RBB Fund, Inc.

Fund Accounting and Fund Administration Fee Schedules after June 30, 2016

New RBB Managers, Funds and Classes added to The RBB Fund, Inc. after June 30, 2016

Annual Fee Based Upon Average Net Assets Per Fund

•                  [  ]  basis points on all assets subject to:

•                  $[  ]  minimum per fund (includes up to [  ]  classes)

•                  Additional classes beyond the first [  ] classes:  $[  ] base fee per class

Services Included in Annual Fee on Complex

•                  Advisor Information Source — On-line access to portfolio management and compliance information.

•                  Daily Performance Reporting — Daily pre and post-tax fund and/or sub-advisor performance reporting.

•                  USBFS Legal Administration (e.g., registration statement update)

•                  Section 15(c) reporting

•                  Electronic Board book portal (BookMark)

Pricing Services

•                  $[  ]  - Domestic Equities, Options, ADRs, Foreign Equities

•                  $[  ]  - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed

•                  $[  ]  - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield

•                  $[  ]  - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

•                  $[  ]  - Bank Loans

•                  $[  ]  - Swaptions

•                  $[  ]  - Credit Default Swaps

•                  $[  ]  per Month Manual Security Pricing (>[  ] per day)

Fair Value Services (Charged at the Complex Level)

•                  $[  ]  per security on the First [  ]  Securities

•                  $[  ]  per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

•                  $[  ]  per Foreign Equity Security per [  ]

•                  $[  ]  per Domestic Equity Security per [  ]

Factor Services (security paydown factor data)

•                  $[  ] per CMOs, Asset Backed, Mortgage Backed Security per [  ]

Third Party Administrative Data Charges (descriptive data for each security)

•                  $[  ] per security per [  ] for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Miscellaneous Expenses

Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and related costs, if any, to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services

Available but not included above are the following services — additional legal administration (e.g., subsequent new fund launch, proxy, exemptive applications, multi managed funds, expedited filings), daily compliance testing, Section 18 compliance testing, and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.